Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS
FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS

Company Updates Progress on Programs and

Provides Milestones and Financial Guidance for 2008

Company Announces Transition of Founder and Executive Chairman

SOUTH SAN FRANCISCO, CA, January 31, 2008 – Cytokinetics, Incorporated (Nasdaq: CYTK), reported revenues from research and development collaborations of $3.1 million for the fourth quarter of 2007. Net loss for the fourth quarter of 2007 was $13.3 million, or $0.27 per share. As of December 31, 2007, cash, cash equivalents, restricted cash and marketable securities totaled $144.9 million.

“During the fourth quarter, Cytokinetics advanced clinical development programs in both cardiology and oncology. In particular, we progressed and expanded the clinical trials program of CK-1827452, our lead cardiovascular drug candidate for the potential treatment of heart failure, and initiated a key clinical trial of ispinesib, our lead oncology drug candidate for the potential treatment of breast cancer,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “In 2007, Cytokinetics executed across multiple research and development programs. We entered 2008 with four novel drug candidates, each now moving towards important potential proof-of concept, and with the possibility that our development portfolio may further expand this year with other novel mechanism compounds targeting significant unmet patient needs.”

Company Highlights

Cardiovascular

•	Cytokinetics continued to enroll patients in its first Phase IIa clinical trial of CK-1827452. This trial is a multi-center, double-blind, randomized, placebo-controlled, dose-escalation trial designed to evaluate the safety, tolerability, pharmacodynamics and pharmacokinetic profile of an intravenous formulation of CK-1827452 in patients with stable heart failure.

•	In December, Cytokinetics initiated an additional Phase I clinical trial with CK-1827452. This clinical trial is a single-center, two-part, open-label trial of up to twelve healthy male volunteers. The primary objective of this trial is to assess the pharmacokinetics and relative bioavailability of three different oral modified release prototypes of CK-1827452. The secondary objective of the trial is to determine whether there is an effect of food on the pharmacokinetics of these oral modified release prototypes of CK-1827452.

•	Cytokinetics continued to enroll subjects in an ongoing Phase I clinical trial of CK-1827452. This single-center, open-label, sequential, parallel group trial is designed to evaluate the potential for certain drug-drug interactions with an intravenous formulation of CK-1827452 in healthy volunteers.

•	Cytokinetics completed enrollment in a Phase I clinical trial of CK-1827452. This single-center trial is designed to evaluate the pharmacokinetics of an oral formulation of CK-1827452 in healthy volunteers and progressed from a single-blind, single-dose phase to a randomized, double-blind, placebo-controlled, multi-dose phase.

•	In December, at the 47th Annual American Society of Cell Biology meeting, Cytokinetics presented a poster relating to CK-1827452. The authors concluded that CK-1827452 increases myocyte contractility by increasing the duration of the contraction with no increase in intracellular calcium. In addition, CK-1827452, in combination with isoproterenol, was shown to increase contractility with no further increase in calcium transient and, in contrast to isoproterenol, did not result in phosphorylation of the calcium altering protein phospholamban. Moreover, the data indicate that the CK-1827452-induced increase in contractility is unaffected by beta-blockade. These results demonstrate that, due to their novel mechanism of action, CK-1827452 and similar cardiac myosin activators act independent of the beta-adrenergic pathway.

Oncology

•	In December, Cytokinetics announced the initiation of an open-label, non-randomized Phase I/II clinical trial designed to evaluate ispinesib as monotherapy as a first-line treatment for chemotherapy-naïve patients with locally advanced or metastatic breast cancer. The Phase I portion of the trial is designed to determine the dose-limiting toxicity and maximum tolerated dose (MTD) of ispinesib administered as a 1-hour intravenous infusion on days 1 and 15 of a 28-day cycle. Once an MTD is determined, the clinical trial may move into the Phase II portion of the trial, which is designed to assess the overall response rate to ispinesib at the MTD determined in Phase I in patients with measurable locally advanced or metastatic breast cancer who have not received prior chemotherapy, using the Response Evaluation Criteria In Solid Tumors (RECIST).

•	The National Cancer Institute (NCI) continued to enroll patients in a Phase I clinical trial designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib as monotherapy administered as a one-hour infusion on days 1, 2 and 3 of a 21-day cycle to adult patients with relapsed or refractory acute leukemias, chronic myelogenous leukemia in blast crisis or advanced myelodysplastic syndromes.

•	The NCI continued to enroll patients in a Phase I clinical trial designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of ispinesib as monotherapy administered as a one-hour infusion on days 1, 8 and 15 of a 28-day schedule to pediatric patients with relapsed or refractory solid tumors.

•	In December, at the 2007 Annual Meeting of the American Society of Hematology, a poster was presented summarizing interim data from a Phase I/II clinical trial evaluating SB-743921 in patients with non-Hodgkin or Hodgkin lymphoma. The Phase I portion of this clinical trial is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of escalating doses of intravenous SB-743921 as monotherapy administered as a one-hour infusion on days 1 and 15 of a 28-day treatment cycle. The authors concluded that SB-743921 is well-tolerated without prophylactic granulocyte-colony stimulating factor at doses less than 6 mg/m2 when given on this alternative dosing schedule. The best response observed was a partial response in a patient with Hodgkin lymphoma at 6 mg/m2. In this interim analysis, grade 3 or 4 neutropenia was the most common toxicity reported and grade 3 or 4 non-hematological toxicities have been rare. In particular, there has been no evidence of neuropathy. Cytokinetics continues to enroll and dose-escalate patients in the Phase I portion of this clinical trial.

•	In October, at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, two posters related to GSK-923295, an inhibitor of centromere-associated protein E (CENP-E), were presented. The first poster contained data identifying the molecular determinants of sensitivity to GSK-923295; the authors concluded that certain cell lines are sensitive to apoptosis following mitotic arrest with GSK-923295 and that heterogeneity of response was observed. The authors of the second poster concluded that GSK-923295 elicits a dose-dependent metaphase arrest in replicating tumor cells followed by an associated increase in apoptosis and is active against a broad panel of both solid and hematological tumor lines in cell culture.

•	GlaxoSmithKline (GSK) continued to enroll and dose-escalate patients in a Phase I open-label, non-randomized, dose-finding trial designed to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of GSK-923295 in patients with advanced solid tumors.

Financing

•	In October, Cytokinetics entered into a committed equity financing facility with Kingsbridge Capital Limited (Kingsbridge), a private investment group, in which Kingsbridge committed to provide up to $75.0 million of capital over a three-year period through the purchase of newly-issued shares of Cytokinetics’ common stock at a discount ranging from 6% to 10% depending on the average market price during an eight-day pricing period. Under the terms of the agreement, Cytokinetics can, subject to certain conditions and limitations, determine the exact timing and amount of any draw-downs.

Financials

Revenues from research and development collaborations for the fourth quarter of 2007 were $3.1 million, as compared to $0.2 million for the same period in 2006. Revenues for the fourth quarter of 2007 were primarily derived from the company’s collaboration and option agreement with Amgen. Revenues for the fourth quarter of 2006 were derived from the company’s research collaborations with Amgen Inc. and GSK.

Total research and development (R&D) expenses in the fourth quarter of 2007 were $14.0 million, compared to $13.0 million for the same period in 2006. The increase in R&D expenses in the fourth quarter of 2007, compared to the same period in 2006, was primarily due to increased spending related to the company’s clinical trial programs and higher laboratory and personnel expenses.

Total general and administrative (G&A) expenses were $4.1 million, for both the fourth quarter of 2007 and 2006. Fourth quarter spending, when compared to the same period in 2006, reflected a decrease in legal fees, which was offset by increased personnel expenses.

Cytokinetics also reported results from its operations for the twelve months ended December 31, 2007. Revenues from research and development collaborations for the twelve months ended December 31, 2007 were $13.6 million, compared to $3.1 million for the same period in 2006. The increase in collaborative research revenues for 2007, compared to 2006, was primarily due to recognition of $12.2 million of license revenue from Amgen. Revenues for the twelve months ended December 31, 2006 were largely derived from the company’s collaboration and license agreement with GSK.

Total R&D expenses for the twelve months ended December 31, 2007 were $53.4 million, compared to $49.2 million for the same period in 2006. The increased spending in 2007, compared to 2006, was primarily due to increased spending related to the company’s clinical trial programs, preclinical outsourcing costs and higher personnel and facilities expenses.

Total G&A expenses for the twelve months ended December 31, 2007 were $16.7 million, compared to $15.2 million for the same period in 2006. The increased spending in 2007, compared to 2006, was primarily due to increased personnel expenses, and higher facilities and outsourcing costs, partially offset by lower legal fees.

The net loss for the twelve months ended December 31, 2007, was $48.9 million, or $1.03 per share, compared to a net loss for the same period in 2006 of $57.1 million, or $1.56 per share.

Financial Guidance for 2008

Cytokinetics also announced its financial guidance for 2008. Cytokinetics’ revenue guidance for 2008 is $12.0 million. R&D expense guidance is in the range of $62.0 to $67.0 million and G&A expense guidance is in the range of $20.0 to $22.0 million. This financial guidance is on a GAAP basis and includes an estimated $9.0 million of non-cash related expense for 2008. During 2008, Cytokinetics plans to provide updates of its financial guidance for the year at each quarterly financial reporting period.

Corporate

Cytokinetics announced that James H. Sabry, M.D. Ph.D., Executive Chairman of the Board, will be transitioning his responsibilities to Chairman of the Board effective March 31, 2008. Dr. Sabry, who was a founder of the company, will also remain Chairman of the Scientific Advisory Board and consult to the company on a part time basis on other matters. Dr. Sabry served as Cytokinetics’ President and Chief Executive Officer from the company’s inception until transitioning those roles and responsibilities to Robert Blum in 2006 and 2007, respectively.

“Looking back over the past ten years at Cytokinetics, I believe we have potentially established one of the next great biopharmaceutical companies,” stated Dr. Sabry. “This experience has been highly fulfilling and I look forward to continuing my involvement with Cytokinetics.”

“James had a compelling vision for cytoskeletal pharmacology when he and other leading scientists founded Cytokinetics and the company commenced operations in 1998,” added Robert Blum. “Now, ten years later, we believe that we are poised to potentially translate that forward thinking into important clinical proof-of-concept across multiple therapeutics programs. We are grateful for his devotion to our mission and his inspirational leadership. I am looking forward to working with him in his new role and know I speak for all of the employees of Cytokinetics when I express our deep appreciation for his commitment to our shared objectives and purpose.”

Company Milestones for 2008

Cardiovascular

CK-1827452

•	In the first quarter of 2008, the company anticipates completing the treatment phase for the second cohort of patients in our ongoing Phase IIa clinical trial of an intravenous form of CK-1827452 in stable heart failure patients. In the first half of 2008, the company anticipates interim data to be available from this trial. We anticipate final data to be available from this trial during the second half of 2008.

•	In the first half of 2008, the company anticipates initiating an additional Phase IIa clinical trial of CK-1827452 designed to evaluate an intravenous form together with an oral formulation of CK-1827452 in patients with ischemic cardiomyopathy.

•	In 2008, the company anticipates data to be available from the ongoing and recently completed Phase I trials of CK-1827452.

As enrollment progresses in 2008 in these clinical trials, Cytokinetics anticipates providing updated guidance on the timing and availability of expected data.

Oncology

Ispinesib (SB-715992)

•	In the first half of 2008, the company anticipates final data to be available from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine.

•	In 2008, the company anticipates data to be available from the Phase I portion of the ongoing Phase I/II clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer.

SB-743921

•	In the first half of 2008, the company anticipates final data to be available from the Phase I portion of its ongoing Phase I/II clinical trial in patients with non-Hodgkin and Hodgkin lymphomas.

GSK-923295

•	In 2008, the company anticipates data to be available from GSK’s Phase I clinical trial of GSK-923295 in advanced solid tumors.

The anticipated timing of the availability of data from GSK’s clinical trials is based on information provided by GSK. The occurrence of these events is outside of the company’s control.

As enrollment progresses in 2008 in these clinical trials, Cytokinetics anticipates providing updated guidance on the timing and availability of expected data.

Research

•	Cytokinetics anticipates advancing at least one additional potential candidate for entrance into IND-enabling studies in 2008. The company anticipates that this potential drug candidate may arise from current lead compound optimization activities directed to smooth or skeletal muscle contractility. These activities are directed towards potential treatments for hypertension, bronchoconstriction and other diseases.

Corporate

•	Cytokinetics anticipates providing the required clinical data from our CK-1827452 Phase IIa clinical trials program to Amgen in the second half of 2008 in order to inform the potential exercise of Amgen’s option under the strategic alliance between the companies.

Annual Stockholders’ Meeting

Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites Hotel located at 250 Gateway Boulevard in South San Francisco, CA at 10:00 AM on May 22, 2008.

Conference Call and Webcast Information

Members of Cytokinetics’ management team will review fourth quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 31510175.

An archived replay of the webcast will be available via Cytokinetics’ website until February 15, 2008. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 31510175 from January 31, 2008 at 5:30 PM Eastern Time until February 15, 2008.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs.   Cytokinetics’ development efforts are directed to advancing multiple drug candidates through clinical trials to demonstrate proof-of-concept in humans, specifically in the areas of heart failure and cancer.  Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction.  Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. plan to conduct research with activators of cardiac myosin in order to identify potential treatments for patients with heart failure. Amgen has obtained an option for the joint development and commercialization of CK-1827452 exercisable during a defined period, the ending of which is dependent on Cytokinetics’ conduct of further clinical trials of CK-1827452. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division.  Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer.  Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Cytokinetics believes that ispinesib has demonstrated clinical activity in Phase II monotherapy clinical trials in breast cancer, ovarian cancer and non-small cell lung cancer and recently initiated an additional Phase I/II clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer on a more dose-dense schedule than previously studied. Cytokinetics is also conducting a Phase I/II trial of SB-743921 on a similar more dose-dense schedule in non-Hodgkin and Hodgkin lymphomas.   GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921, exercisable during a defined period.  Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E).  GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK, subject to Cytokinetics’ option to co-fund certain later-stage development activities and to co-promote any resulting approved drug in North America. GSK began a Phase I clinical trial with GSK-923295 in 2007.    All of these drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer and cardiovascular disease. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ financial guidance, including expected revenues and R&D and G&A expenses for 2008; Cytokinetics’ ability to draw down capital under its CEFF with Kingsbridge; the expected conduct, focus, design, scope, progress and results of Cytokinetics’ and its partners’ planned research and development activities, including clinical trials and demonstration of proof-of-concept, the anticipated schedule for the announcement of data from clinical trials and the potential expansion of Cytokinetics’ development portfolio; the potential benefits of Cytokinetics’ drug candidates and potential drug candidates; the enabling capabilities of Cytokinetics’ cytoskeletal focus; and Cytokinetics’ provision to Amgen of clinical data to inform Amgen’s potential exercise of its option under the companies’ collaboration and option agreement. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential decisions by GSK to postpone or discontinue development efforts for GSK-923295; potential difficulties or delays in the development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or take longer than anticipated, Cytokinetics’ drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials and Cytokinetics may be unable to obtain and maintain patent or trade secret protection for its intellectual property; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing if necessary; standards of care may change or others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates currently or potentially target; and risks and uncertainties relating to the timing and receipt of funds under Cytokinetics’ collaborations. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations

(in thousands, except share and per share data)
(unaudited)

Three Months Ended			Twelve Months Ended
December 31,		December 31,	December 31,	December 31,
2007		2006	2007	2006
Revenues:
			$
Research and development	$51	$55	1,388	$1,626
License revenues	3,058	101	12,234	1,501

Total revenues	3,109	156	13,622	3,127

Operating Expenses:
Research and development	13,958	13,026	53,388	49,225
General and administrative	4,110	4,109	16,721	15,240

Total operating expenses	18,068	17,135	70,109	64,465

Operating loss	(14,959)	(16,979)	(56,487)	(61,338)
Interest and other income	1,874	1,174	8,292	4,746
Interest and other expense	(168)	(141)	(699)	(523)

Net loss	$(13,253)	$(15,946)	$(48,894)	$(57,115)

Net loss per common share — basic and diluted	$(0.27)	$(0.41)	$(1.03)	$(1.56)
Weighted average shares used in computing
net loss per common share – basic and diluted	49,224,043	39,067,107	47,590,205	36,618,141

Condensed Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$116,564	$39,387
Short term investments	23,200	70,155
Other current assets	2,277	44,079

Total current assets	142,041	153,621
Property and equipment, net	7,728	9,202
Restricted investments	5,167	6,034
Other assets	434	659

Total assets	$155,370	$169,516

Liabilities and stockholders’ equity
Current liabilities	$26,448	$26,393
Long-term obligations	29,006	36,810
Stockholders’ equity	99,916	106,313

Total liabilities and stockholders’ equity	$155,370	$169,516